INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
Sel-Leb Marketing, Inc.


We hereby consent to the incorporation by reference in the accompanying Prospectus constituting part of the Registration Statement on Form S-8 of our report dated March 3, 1996, except for the first paragraph of Note 9, as to which the date is March 12, 1996, on the financial statements of Sel-Leb Marketing, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in the Sel-Leb Marketing, Inc. Annual Report on Form 10-KSB for the year ended December 31, 1995.




GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

January 10, 1997